UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2008

Sara Lee Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-3344	36-2089049
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3500 Lacey Road, Downers Grove, Illinois		60515
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 598-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 27, 2008, the Board of Directors of Sara Lee Corporation adopted amendments to Sara Lee's Bylaws to expand the information required to be provided by any stockholder who submits a nomination for election to the Board of Directors or a stockholder proposal for consideration at an annual meeting of stockholders. The amendments require a stockholder submitting a nomination or proposal to disclose whether the stockholder has hedged its ownership of, or entered into any transaction that has the effect of increasing or decreasing its economic risk or voting power with respect to, Sara Lee common stock.

As amended, Article I, Section 10(a)(2) of Sara Lee's Bylaws states that a stockholder's notice to be proper must set forth ... "(iii) as to the stockholder giving the notice and any Stockholder Associated Person ... (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of [Sara Lee]." The Bylaws continue to define a "Stockholder Associated Person" of any stockholder as (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of Sara Lee owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person. No other amendments to the Bylaws were adopted.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sara Lee Corporation

March 28, 2008	By:	Helen N. Kaminski

Name: Helen N. Kaminski
Title: Assistant General Counsel, Corporate & Securities, and Assistant Secretary